Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Atlas Energy Solutions Inc. Employee Stock Purchase Plan of our reports dated February 24, 2026, with respect to the consolidated financial statements of Atlas Energy Solutions Inc. and the effectiveness of internal control over financial reporting of Atlas Energy Solutions Inc., included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
May 13, 2026